Exhibit 10.5

AMENDMENT No. 4

TO THE

EXPLORATION

AND

PRODUCTION SHARING CONTRACT

“ETAME MARINE PERMIT No. G4 – 160”

AMENDMENT No. 4

TO THE EXPLORATION AND

PRODUCTION SHARING CONTRACT

“ETAME No. G4 – 160”

BETWEEN:

THE GOVERNMENT OF GABON, represented by Mr. Alexandre BARRO CHAMBRIER, Minister of Mines, Petroleum and Hydrocarbons,

Party of the first part,

AND

VAALCO GABON (ETAME), Inc., a company incorporated under the current laws of the State of Delaware, United States of America, with its corporate headquarters in Houston, Texas 77027, United States of America, 4600 Post Oak Place, Suite 309, represented by, Mr. Russell SCHEIRMAN, President, duly authorized for this purpose,

Party of the second part,

The Gabonese Government and Vaalco Gabon (Etame), Inc. are designated below collectively as the “Parties” and individually as the “Party.”

RECITALS:

•	the Government owns the natural resources in the soil and subsoil of its territory, and the marine zones falling under its sovereignty, or being part of its exclusive economic zone;
•	THE GABONESE GOVERNMENT and VAALCO GABON (ETAME), Inc. signed an Exploration and Production Sharing Contract (CEPP) “ETAME Marine Permit No. G4-160” on July 7, 1995;
•

by Decree No. 0001513/PR/MMEP/DGEEH of December 12, 1995, an Exclusive Exploration Authorization valid for liquid and gaseous hydrocarbons titled “ETAME Marine Permit No. G4-160” was established and the related Exploration and Production Sharing Contract (CEPP) was approved;

•

by Decision No. 00043/MMEPRH of July 17, 2001, an Exclusive Exploration Authorization valid for liquid and gaseous hydrocarbons titled “ETAME Marine Permit No. G5-88” was established and attributed to the company VAALCO GABON (ETAME), Inc., pursuant to Article 16.4 of the “CEPP ETAME Marine Permit No. G4-160”;

•	by Amendment No. 1 to CEPP “ETAME Marine Permit No. G4-160” of July 7, 2001, two additional exploration periods were established;
•	by Amendment No. 2 to CEPP “ETAME Marine Permit No. G4-160” of April 13, 2006, two additional exploration periods were established and the work obligations related thereto were issued;
•

by Decision No. 0000623/PR/MMEPRH of June 20, 2006, an Exclusive Exploration Authorization valid for liquid and gaseous hydrocarbons titled “EBOURI No. G5-98” was established and attributed to the company VAALCO GABON (ETAME), Inc., pursuant to Article 16.4 of the “CEPP ETAME Marine Permit No. G4-160”;

•

by Amendment No. 3 to CEPP “ETAME Marine Permit No. G4-160” of November 26, 2009, contractual provisions were modified as to the term of the sixth (6th) exploration period of CEPP “ETAME Marine Permit No. G4-160” to allow Contractor to carry out additional work obligation in the entire Delimited Area;

•	VAALCO GABON (ETAME), Inc. submitted on June 9, 2011 a request for renewal of the Exclusive Exploitation Authorization valid for liquid and gaseous hydrocarbons titled “ETAME Marine Permit No. G5-88”;
•

consequently, the Parties agreed to make, by this Amendment, the necessary modifications in the CEPP “ETAME Marine Permit No. G4-160” in order to reestablish among the rights and obligations of Contractor the rate of the Proportional Mining Royalties and its obligations in matters of environmental protection;

IT HAS BEEN AGREED AND ESTABLISHED AS FOLLOWS:

Article 1

Article 26.1 b) of the Exploration and Production Sharing Contract (CEPP) “ETAME Marine Permit No. G4-160” is amended and now has the following language:

“Proportional mining royalties, in the Hydrocarbon production phase, for which the applicable rates are established at thirteen percent (13%) of the Total Available Production.”

Article 2

Since Petroleum Operations have an impact on the environment, Contractor must ensure during its operations:

a)	the conservation of the natural resources of Gabon and the protection of its environment;
b)	the use of techniques in accordance with the rules of the art in force in the oil industry intended to prevent or at least limit the damage likely to be caused to the environment;
c)	implementation of programs of pollution prevention, waste processing, protection of natural resources and remediation and rehabilitation of the lands damaged by the Petroleum Operations.

2.1

Contractor must take all suitable and necessary actions in order to:

a)	compensate Third-Parties for the damage suffered by them or the damage caused to their property because of the Petroleum Operations;
b)	minimize the damage to the environment within the Delimited Area and on neighboring lands.

2.2

If Contractor fails to comply with the terms of paragraph (b) of Article 2.1 or violates any law on environmental protection and this noncompliance or this violation causes environmental damage, Contractor must take all necessary and reasonable measures to remedy this non-compliance or this violation and their effects.

2.3

If the Department of Hydrocarbons finds that the works or installations erected by Contractor endanger or may endanger the persons or their property, cause environmental pollution or endanger the fauna to a degree that the Department of Hydrocarbons may deem unacceptable, it will order Contractor to take all measures to remedy, as soon as possible, the damage caused and may even ask it to interrupt the Petroleum Operations in full or in part until adequate measures are taken to remedy the damage caused.

2.4

The measures to be taken by Contractor in order to comply with the terms of paragraph (b) in Article 2.1 will be determined in agreement with the Department of Hydrocarbons at the beginning of the operations and at the time of any change in objectives or work methods. Contractor must take into account the international rules and standards applicable under such circumstances. An impact study must be conducted pursuant to Article 2.5.

Contractor must notify the Department of Hydrocarbons in writing of the measures finally selected and cause such measures to be reviewed from time to time, depending on the prevailing conditions.

2.5

For this purpose, Contractor must commission a body or company internationally recognized for their knowledge of environmental problems, in order to carry out environmental impact studies in order to:

•

determine the prevailing situation in connection with the environment, human beings, land and marine fauna within the Delimited Area and the neighboring zones at the time of performance of the studies;

•

establish the effects on the environment, the human beings, the land and marine fauna within the Delimited Area due to the Petroleum Operations conducted under the Contract and propose the measures and methods referred to in Article 2.4 in order to minimize the damage caused to the environment and remedy the sites within the Delimited Area.

2.6

The first study must have two parts:

•	a preliminary part that must be conducted before any seismic work of the land;
•	a second part which has to do with the drilling phase.

2.7

The second study must be completed before the commencement of production operations and must be submitted to the Administration by Contractor along with the development plan.

2.8

The studies mentioned in Article 2.5 must contain instructions for the environmental protection, to be followed in order to minimize the damage to the environment and address especially the following issues:

a)	selection of drilling sites
b)	mud and drill cuttings
c)	cementation of the casings
d)	protection of aquifers
e)	blowout prevention plan
f)	torch gas flaring during the testing phases and completion of oil wells
g)	abandonment of the wells
h)	dismantling of the rigs
i)	fuel storage and transport
j)	use of explosives
k)	campsites
l)	places of deposit of liquid and solid waste
m)	cultural and archaeological sites
n)	wildlife and habitat
o)	noise control
p)	places of worship

2.9

Contractor will ensure that:

a)	Petroleum Operations are conducted under conditions acceptable to protect the environment and according to the rules of the art and practices accepted in the International Petroleum Industry;
b)

the impact studies of the Petroleum Operations on the environment are made available to the employees of Contractor and its contractors to raise awareness about the methods and measures to be taken in the conduct of Petroleum Operations;

c)	any contract executed between Contractor and its contractors and related to Petroleum Operations takes into account the clauses relating to environmental protection included in this Contract;

d)

precautions are taken to prevent marine pollution under the 1973 [sic] International Convention for the Prevention of Pollution of the Sea by Oil, signed on May 12, 1954, its amendments and the texts adopted for its implementation. The Government can decide on any additional measure to ensure the preservation of the marine area.

2.10

Prior to any drilling operation Contractor must prepare and submit to the Department of Hydrocarbons a plan to fight against possible oil spills and fires.

2.11

In case of:

a)

an emergency or accident resulting from the Petroleum Operations and affecting the environment, Contractor must immediately notify the Department of Hydrocarbons and implement appropriate measures commonly accepted in the International Oil Industry;

b)	fire or oil spill, Contractor must immediately implement the contingency plan it has prepared and for which it obtained the approval of the Department of Hydrocarbons.

2.12

If Contractor does not comply with any term contained in Article 14, the Directorate General of Hydrocarbons may take any action to ensure its implementation. In this case, Contractor will bear the costs of the action, principal and interest calculated at the annual discount rate of the Banque des Etats de l’Afrique Centrale (BEAC) [Bank of Central African States].

2.13

Contractor must, at the expiration of the Contract or the release of the exploitation area:

a)

remove all equipment and installations set up by it in connection with Petroleum Operations. Said removal will be done according to an abandonment program and plan accepted by the Department of Hydrocarbons and as described below;

b)

restore the sites in accordance with the rules of the art and practices accepted in the International Oil Industry and take action to prevent any risks to which people, property or the environment may be exposed.

2.14

In order to meet the costs of RES operations to be carried out by it upon the normal expiration of the Exclusive Exploitation Authorization, including its possible renewals, or, in case of abandonment for duly justified reasons under the stipulations of Article 18.2, for each exploitation zone Contractor must, upon the start of production of a deposit, create a fund to which it will pay each year during the Exclusive Exploitation Authorization granted for a period of ten (10) years, an amount at least equal to three percent (5%) [sic] of the estimated cost of abandonment and decommissioning of the installations that are normally required to be removed or fitted at the end of exploitation. At Contractor's choice, the amount paid under this paragraph may be higher than the minimum referred to in the preceding sentence.

Contractor will submit annually an updated forecast of the cost of RES operations and will justify depending on this adjustment and on the interest earned on the account, the annual allocation to the fund referred to in Article 2.14.

Said annual payments will be made to a U.S. dollar bank account opened for this purpose, with a Gabonese bank of international reputation designated by the Parties and having obtained the sole license of credit institutions under Regulation No. 1/00/CEMAC/UMAC/COBAC of November 27, 2000 or any similar regulations relating to a banking license in the Communauté Economique et Monétaire de l'Afrique Centrale (CEMAC) [Economic and Monetary Community of Central Africa] replacing the aforementioned regulation, and managed jointly by Contractor and the Government under the conditions specified below. This account will generate interest that will be credited to the fund and which, in the same way as any amount credited to the fund, may be used only for RES Operations under the provisions of this Article. If the Gabonese banking regulations do not allow opening a U.S. dollar account, the funds will be paid to a leading international bank meeting the licensing conditions required and designated by the Parties and managed jointly, in a U.S. dollar account.

Said payments will not be included in the Petroleum Costs Account.

Joint management means that neither Contractor nor the Government may make withdrawals from the account without written consent of the other Party which will be co-holder of the account. In the case of Contractor, the co-holder of the account will be the Operator.

The terms and conditions of use of the money deposited in accordance with the above provisions are:

1.

To achieve the RES Operations, Contractor may use the funds deposited, upon presentation to the depositary bank, backup documents approved by the General Director of Hydrocarbons, which approval constitutes written authorization of the Government to withdraw said funds from the account.

If the expenses of the RES Operations exceed the amount of the funds deposited as mentioned above, Contractor must provide the balance corresponding to the difference between the total funds deposited (including interest credited to the account) and the amount necessary to achieve such operations.

If the expenses are lower than the amount of funds deposited as mentioned above, the amount of these funds not used for their purpose will be fully paid to the Fund for assistance to the Support of Hydrocarbons at the end of the Contract.

2.

If the Administration wishes to keep as is all or part of the installations or redevelop them after the normal expiration of the Exclusive Exploitation Authorization, including its possible renewals, or, in case of abandonment for duly justified reasons under Article 18.2, the amount of unused funds will be paid in full to the Fund for assistance to the Support of Hydrocarbons and Contractor will be relieved of any obligation under the Contract, including those relating to RES operations.

3.	For the realization of the above works, Contractor will notify the Department of Hydrocarbons with notice of one hundred eighty (180) days of its intention to abandon the Exploitation Area.

In order to abandon a Deposit at the normal expiration of the Exclusive Exploitation Authorization, including its possible renewals, or in case of abandonment for duly justified reasons under Article 18.2, Contractor will submit to the Department of Hydrocarbons a plan of partial or total abandonment at least two (2) years before the end of the Petroleum Operations. The plan must specify the procedures, duration and cost of the operations to be performed.

If the Administration wishes to carry out the RES Operations itself, the Department of Hydrocarbons must inform Contractor in writing at the latest ninety (90) days after receipt of the notification.

If the Department of Hydrocarbons does not send an answer, it is deemed to have opted for the performance of the RES Operations by Contractor.

Article 3

In addition to the obligations set forth in Article 28 of the CEPP "ETAME Marine Permit No. G4-160,” Contractor will pay to the Government, in connection with the signing of this Amendment, a bonus in the amount of One Million five hundred thousand U.S. Dollars (USD 1,500,000).

This payment is made on the signing date of this Amendment by bank check payable to the "Public Treasury - Gabonese Republic".

This amount will not be included in any case in the account of the Petroleum Costs CEPP "ETAME Marine Permit No. G4-160".

Article 4

All other provisions of CEPP "ETAME Marine Permit No. G4-160” not modified under the Articles of this Amendment remain unchanged and continue in full force and effect.

Article 5

This Amendment to CEPP "ETAME Marine Permit No. G4-160" enters into force upon its signing by the Parties.

Made in Libreville, on

For the Government of Gabon, Inc.	for VAALCO GABON (ETAME),

The Minister of Mines, Petroleum	President
and Hydrocarbons;

Alexandre BARRO CHAMBRIER	Russell SCHEIRMAN

Minister of Economy, Commerce
Industry and Tourism.

Magloire NGAMBIA